EXHIBIT 99.1

Hooker Furnishings Reports Fiscal 2026 Fourth Quarter Net Income and Full Year Results

MARTINSVILLE, Va., April 16, 2026 (GLOBE NEWSWIRE) -- Hooker Furnishings Corporation (NASDAQ-GS: HOFT) (“Hooker” or the “Company”), a global leader in home furnishings, today reported its operating results for its fiscal 2026 fourth quarter and full-year ended February 1, 2026. The fiscal 2026 fourth quarter and full year comprised 13 weeks and 52 weeks, respectively, in contrast to 14 weeks and 53 weeks in the corresponding periods of the previous year.

Key Results for the Fourth Quarter Fiscal 2026:

  Continuing operations returned to profitability with operating income of $0.6 million despite lower sales volume.
  Net sales of $67.0 million, down 20.5% year-over-year, primarily due to lower hospitality project shipments and a one-week shorter quarter.
  Hooker Branded delivered operating income, supported by margin improvement and disciplined cost control.
  Domestic Upholstery operating loss reduced by more than 50%, reflecting cost reduction initiatives and operational improvements.
  Completed divestiture of Pulaski Furniture and Samuel Lawrence Furniture, advancing portfolio simplification and strategic focus.

Key Results for the Fiscal 2026 Full-Year:

  Net sales of $278.1 million, down 12.4% year-over-year, driven by lower hospitality sales and a shorter fiscal year.
  Gross margin increased 180 basis points and SG&A decreased by $11.9 million, reflecting structural cost improvements.
  Operating loss of $16.5 million, primarily due to $15.6 million in non-cash impairment charges.
  Hooker Branded returned to profitability, while Domestic Upholstery gross margin improved significantly.
  Divested Pulaski Furniture and Samuel Lawrence Furniture, simplifying the portfolio and exiting lower-margin businesses.

Executive Commentary

“We are encouraged to report net income of $536,000 for the quarter,” said Jeremy Hoff, Chief Executive Officer. “Fiscal 2026 was incredibly transformative as we successfully navigated significant, disruptive tariffs on our imports, opened a successful fulfillment warehouse in Asia and exited two unprofitable divisions, all while reducing fixed costs by about $26.3 million, or 25%, of which approximately $17.5 million in fixed cost savings is related to the continuing operations. At the same time, we delivered slight market share growth, with strength in key businesses offsetting isolated softness, and launched our Margaritaville line, which is delivering on our expectation to be the most impactful product launch in company history.”

Hoff continued, “Today, we move forward as a leaner, higher-margin business with a much lower break-even point and the potential for significant profitability as demand returns. We believe we are positioned for a significant improvement in earnings in fiscal 2027 with our expectations bolstered by the early indications of strength within our Margaritaville product line, and we see a clear path to sustained profitable growth by focusing on our core expertise of better-to-best home furnishings.”

“Fourth quarter net income of $536,000 includes a $338,000 net loss from discontinued ops, related to the Pulaski Furniture and Samuel Lawrence Furniture businesses in the quarter,” said Earl Armstrong, Chief Financial Officer. “Other items affecting the quarter included one fewer week of sales as compared to the prior year quarter, and lower revenue due to disruptive winter storms in our largest markets and continued lower overall demand due to macroeconomic factors affecting our industry. We estimate the severe winter weather in January 2026 reduced net sales by approximately $3 to 4 million.”

Armstrong continued, “For Fiscal 2026, we reported a consolidated net loss of approximately $27 million. $15.6 million ($11.7 million net of tax) of that net loss was driven by goodwill and tradename impairment charges under the continuing operations, and $14.2 million was driven by a net loss from discontinued operations. Additionally, we recorded approximately $2 million ($1.5 million net of tax) in restructuring charges in continuing operations.”

Hoff continued, “Despite significant headwinds, we are encouraged to report that the Hooker Branded segment reported $1.9 million in operating income for the year compared to a prior year operating loss of $433,000. Additionally, despite a significant impairment charge in the third quarter, the Domestic Upholstery segment showed improvements in the fourth quarter reducing its operating loss by more than 50% as compared to the prior year quarter, due to cost reduction initiatives and operational improvements.”

Segment Reporting

Hooker Branded

Hooker Branded net sales decreased 2.9% for fiscal 2026, with the decline entirely driven by a $5.5 million decrease in the fourth quarter, primarily due to one fewer selling week, as well as supplier delays and weather-related shipping disruptions. Unit volume declined, partially offset by a 5.7% increase in average selling price implemented to mitigate higher costs and tariffs. Despite lower sales, full-year gross margin expanded by 200 basis points, driven primarily by lower freight costs and pricing actions. Operating income improved to $1.9 million for the year compared to an operating loss in the prior year, while fourth quarter operating income of $1.2 million was consistent with the prior year despite reduced selling days. Incoming orders were flat year-over-year, while backlog increased 25.8%.

Domestic Upholstery

Domestic Upholstery net sales decreased 2.7% for fiscal 2026, reflecting lower unit volumes in certain divisions, partially offset by growth in contract, private label, and outdoor channels. Gross margin improved by 230 basis points for the full year, driven by lower material costs, reduced labor and overhead expenses, and benefits from cost reduction initiatives. The segment reported an operating loss of $16.9 million for the year, largely due to $15.0 million in non-cash impairment charges, compared to an operating loss of $5.4 million in the prior year. In the fourth quarter, operating loss was $1.2 million, reduced by more than half from the prior year, reflecting cost reduction actions despite lower sales. Incoming orders decreased slightly by 1.9%, while backlog increased 7.9% year-over-year.

Discontinued Operations

Discontinued operations, consisting of the Pulaski Furniture and Samuel Lawrence Furniture businesses, reported significantly lower sales in fiscal 2026 due to both the December divestiture and a 52.6% decline in unit volume, driven by macroeconomic pressures and tariff-related purchasing hesitancy among value-oriented customers. For the full year, the segment recorded a pre-tax loss of $18.7 million, including restructuring costs, asset impairments, fair value write-downs, and bad debt expense related to customer bankruptcy. In the fourth quarter, discontinued operations recorded a net loss of $338,000 through the divestiture date, driven by unfavorable product and customer mix and declining demand.

Import Tariffs

After the Company’s fiscal year-end, in February 2026, the U.S. Supreme Court ruled that certain tariffs imposed under the International Emergency Economic Powers Act were not authorized by statute. In March 2026, the U.S. Court of International Trade directed U.S. Customs and Border Protection to implement a refund process for previously collected duties. The Company is evaluating the potential recovery of these amounts. Additionally, the administration appears poised to pivot to new tariffs under different legal authority. The Company continues to monitor developments in this area.

Cash, Debt, and Inventory

Cash and cash equivalents stood at $1.1 million, a decrease of $5.2 million from prior year-end; however, amounts due under the Company’s revolver decreased by $18.5 million to $3.6 million at year-end. Cash generated from operations was used to repay $18.5 million of the term loan, distribute $8.8 million in cash dividends, and fund $3.2 million capital expenditures. Inventory levels decreased by $17.5 million from $66.2 million at prior year-end to $48.7 million at current year-end. The Company received approximately $5.5 million in cash proceeds from the sale of discontinued operations.

Despite these outflows, the Company maintained its financial flexibility with $62.8 million in available borrowing capacity under its Amended and Restated Loan Agreement as of fiscal year-end, net of standby letters of credit.

As of April 15, 2026, the Company had approximately $12 million in cash on hand, with $64.1 million in available borrowing capacity, net of standby letters of credit, and no outstanding balance on the credit facility.

Capital Allocation

“On December 11, 2025, Hooker announced that its Board of Directors authorized a new share repurchase program under which the Company intends to repurchase up to $5 million of our outstanding common shares beginning in fiscal 2027,” said Armstrong. In connection with the repurchase authorization, the Board recalibrated the annual dividend to $0.46 per share annually, which began with the Company’s December 31, 2025, dividend payment.

“As Hooker transitions to a more focused, growth-oriented company, the new share repurchase program, together with the adjusted dividend, enables us to return capital to shareholders while maintaining the balance sheet flexibility needed to invest in the business,” said Armstrong. “We believe these actions appropriately balance capital returns with liquidity, while supporting long-term shareholder value,” he concluded.

The repurchase authorization does not obligate the Company to acquire a specific number of shares during any period and does not have an expiration date, but it may be modified, suspended, or discontinued at any time at the discretion of the Board. Repurchases may be made from time to time in the open market, or through privately negotiated transactions or otherwise, in compliance with applicable laws, rules and regulations, and subject to the Company’s cash requirements for other purposes, compliance with the covenants under the Amended and Restated Loan Agreement and other factors it deems relevant.

Outlook

“In the Hooker Branded and Domestic Upholstery segments, incoming orders have increased year-over-year for three consecutive quarters, adjusted for the extra week in last year’s fourth quarter,” Hoff added.

“Housing activity and consumer confidence remain weak, and the Department of Commerce’s February advance monthly estimates reflect that reality, showing that retail sales for furniture and home furnishings decreased by 5.6% as compared to the prior year and lower than January 2026. We don’t anticipate near-term meaningful improvement in conditions; however, with a more efficient cost structure and a streamlined portfolio, we believe we are positioned to report much improved results if current market conditions persist,” Hoff said.

“Our advantage is a clear focus on our core businesses, with the organization fully aligned to drive organic growth and deliver more consistent, sustainable earnings over time. Margaritaville product and gallery commitments continue to scale, with shipments expected to begin in the second half of fiscal 2027,” Hoff concluded.

Conference Call Details

  Hooker Furnishings will present its fiscal 2026 fourth quarter and full year financial results via teleconference and live internet webcast on Thursday morning, April 16th, 2026 at 9:00 AM Eastern Time.
  A live webcast of the call will be available on the Investor Relations page of the Company’s website at https://investors.hookerfurnishings.com/events and archived for replay.
  To access the call by phone, participants should go to this link (registration link) and you will be provided with dial-in details.
  To avoid delays, participants are encouraged to dial into the conference call fifteen minutes ahead of the scheduled start time.

About Hooker Furnishings

Hooker Furnishings Corporation, in its 102nd year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture, fabric-upholstered furniture, lighting, accessories, and home décor for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture and outdoor furniture. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, HF Custom (formerly Sam Moore), a specialist in fashion forward custom upholstery offering a selection of chairs, sofas, sectionals, recliners and a variety of accent upholstery pieces, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Sunset West division is a designer and manufacturer of comfortable, stylish and high-quality outdoor furniture. Hooker Furnishings Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia, North Carolina and California, with showrooms in High Point, NC, Las Vegas, NV, and Atlanta, GA. The company operates distribution centers in Virginia, North Carolina, and Vietnam. Please visit our websites at hookerfurnishings.com, shenandoahfurniture.com, slh-co.com, and hcontractfurniture.com.

Additional Information

Hooker Furnishings uses our Investor Relations website, https://investors.hookerfurnishings.com/investor-relations, as a means of disclosing information which may be of interest or material to our investors and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor our Investor Relations website, in addition to following our press releases, SEC filings, public conference calls, webcasts, and social media. For more information, contact Earl Armstrong, Senior Vice President and Chief Financial Officer at (276) 666-3969.

Forward Looking Statements

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to: (1) adverse political acts or developments affecting the international markets from which we import products and certain components used in our Domestic Upholstery segment, including the imposition of duties or tariffs by the U.S. or foreign governments, such as the tariffs under Section 301, antidumping and countervailing duty orders on raw materials like timber and lumber, the potential for additional or higher reciprocal tariffs on imports from key sourcing countries, and other trade restrictions, could affect our supply chain and increase our costs, and adversely affect our sales, earnings, and liquidity; (2) general economic or business conditions, both domestically and internationally, including the current macroeconomic uncertainties and challenges to the retail environment for home furnishings along with instability in the financial and credit markets, in part due to elevated interest rates and housing market volatility, which can affect consumer spending patterns, existing home sales, and demand for home furnishings, including their potential impact on (i) our sales and operating costs and access to financing, (ii) our customers, and (iii) our suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (3) the impairment of our long-lived assets, which can result in reduced earnings and net worth; (4) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (5) achieving and managing growth and change, and the risks associated with new business lines including the Margaritaville launch occurring in the second half of fiscal 2027, acquisitions, including the selection of suitable acquisition targets, restructurings, strategic alliances and international operations; (6) risks associated with the ultimate outcome of our cost reduction efforts, including the amounts and timing of savings realized and the ability to scale the business appropriately as customer demand increases or decreases based on the macroeconomic environment; (7) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, customs issues, freight costs, including the price and availability of shipping containers, ocean vessels, domestic trucking, and warehousing costs and the risk that a disruption in our supply chain or the transportation and handling industries, including labor stoppages, strikes, slowdowns, or geopolitical conflicts or instability affecting key global shipping routes and our suppliers, could adversely affect our ability to timely fulfill customer orders; (8) interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information, hacking or other cybersecurity threats or inadequate levels of cyber insurance or risks not covered by cyber insurance; (9) difficulties in forecasting demand for our imported products and raw materials used in our domestic operations; (10) our inability to collect amounts owed to us or significant delays in collecting such amounts; (11) the risks associated with our Amended and Restated Loan Agreement, including the fact that our asset-based lending facility is secured by substantially all of our assets and contains provisions which limit the amount of our future borrowings under the facility, as well as financial and negative covenants that, among other things, may limit our ability to incur additional indebtedness; (12) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (13) risks associated with our self-insured healthcare and workers compensation plans, which utilize stop-loss insurance for aggregate claims above specified thresholds and can be impacted by higher healthcare inflation and expenditures, all of which may cause our healthcare and workers compensation costs to rise unexpectedly, adversely affecting our earnings, financial condition, and liquidity; (14) disruptions and damage (including those due to weather) affecting our Virginia or North Carolina warehouses, our Virginia, North Carolina or California administrative and manufacturing facilities, our High Point, Las Vegas, and Atlanta showrooms or our representative office or warehouse in Vietnam; (15) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (16) risks associated with product defects, including higher than expected costs associated with product quality and safety, regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products, product liability claims and costs to recall defective products and the adverse effects of negative media coverage; (17) the direct and indirect costs and time spent by our associates related to the implementation of our Enterprise Resource Planning system (“ERP”), including costs resulting from unanticipated disruptions to our business; (18) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (19) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (20) price competition in the furniture industry; (21) changes in consumer preferences, including increased demand for lower-priced furniture, especially in light of recently imposed tariffs on imported furniture; (22) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers, including the loss of several large customers through business consolidations, failures or other reasons, or the loss of significant sales programs with major customers; (23) decisions concerning the allocation of capital including the extent to which we repurchase shares of our common stock which will affect shares outstanding and earnings per share (EPS); (24) future actions by activist stockholders that could divert management attention, create uncertainty around our strategic direction, disrupt relationships with key shareholders, increase our costs, drive stock price volatility, and otherwise materially impact our business, financial condition, results of operations, and cash flows; and (25) other risks and uncertainties described under Part I, Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2026 and other filings with the SEC. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)

	For the
	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2026	2025	2026	2025

Net sales	$66,983	$84,231	$278,139	$317,357

Cost of sales	46,886	62,129	204,644	239,221

Gross profit	20,097	22,102	73,495	78,136

Selling and administrative expenses	18,924	21,257	71,921	83,823
Goodwill and trade name impairment charges	-	425	15,576	1,055
Intangible asset amortization	544	692	2,462	2,763

Operating (loss) / income	629	(272)	(16,464)	(9,505)

Other income, net	46	332	196	2,711
Interest expense, net	131	388	765	1,274

(Loss) / income from continuing operations before income taxes	544	(328)	(17,033)	(8,068)

Income tax (benefit) / expense	(330)	115	(4,254)	(1,902)

Net income / (loss) from continuing operations	874	(443)	(12,779)	(6,166)

Net income / (loss) from discontinued operations, net of taxes	(338)	(1,890)	(14,188)	(6,341)

Net (loss) / income	$536	$(2,333)	$(26,967)	$(12,507)

Basic:
Earnings / (loss) from continuing operations per share	$0.08	$(0.04)	$(1.20)	$(0.59)
Earnings / (loss) from discontinued operations per share	(0.03)	(0.18)	(1.34)	(0.60)
Basic earnings / (loss) per share	$0.05	$(0.22)	$(2.54)	$(1.19)

Diluted:
Earnings / (loss) from continuing operations per share	$0.08	$(0.04)	$(1.20)	$(0.59)
Earnings / (loss) from discontinued operations per share	(0.03)	(0.18)	(1.34)	(0.60)
Diluted earnings / (loss) per share	$0.05	$(0.22)	$(2.54)	$(1.19)

Weighted average shares outstanding:
Basic	10,624	10,542	10,606	10,525
Diluted	10,725	10,542	10,606	10,525

Cash dividends declared per share	$0.115	$0.23	$0.805	$0.92

Table II
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) / INCOME
(In thousands)

	For the
	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1,	February 2,	February 1,	February 2,
	2026	2025	2026	2025

Net (loss) / income	$536	$(2,333)	$(26,967)	$(12,507)
Other comprehensive income:
Actuarial adjustments	(255)	5	(389)	(212)
Income tax effect on adjustments	61	8	94	51
Adjustments to net periodic benefit cost	(194)	13	(295)	(161)

Total comprehensive (loss) / income	$342	$(2,320)	$(27,262)	$(12,668)

Table III
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	February 1,	February 2,
	2026	2025

Assets
Current assets
Cash and cash equivalents	$1,112	$6,295
Trade accounts receivable, net	37,786	45,487
Inventories	48,684	66,228
Income tax recoverable	30	521
Prepaid expenses and other current assets	5,283	5,080
Current assets held for sale	-	17,513
Total current assets	92,895	141,124
Property, plant and equipment, net	25,207	27,343
Cash surrender value of life insurance policies	30,422	29,238
Deferred taxes	24,941	16,057
Operating leases right-of-use assets	23,015	39,264
Intangible assets, net	12,994	17,999
Goodwill	575	15,036
Non-current assets held for sale	-	11,269
Other assets	15,842	16,612
Total non-current assets	132,996	172,818
Total assets	$225,891	$313,942

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$11,002	$16,376
Accrued salaries, wages and benefits	3,730	3,851
Accrued income taxes	42	49
Customer deposits	5,291	5,655
Current portion of operating lease liabilities	5,445	6,311
Other accrued expenses	2,083	2,916
Current liabilities held for sale	-	4,816
Total current liabilities	27,593	39,974
Long term debt	3,223	21,717
Deferred compensation	6,365	6,795
Operating lease liabilities	19,468	35,331
Long-term liabilities held for sale	-	5,742
Total long-term liabilities	29,056	69,585
Total liabilities	56,649	109,559

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
10,764 and 10,703 shares issued and outstanding on each date	51,361	50,474
Retained earnings	117,603	153,336
Accumulated other comprehensive income	278	573
Total shareholders’ equity	169,242	204,383
Total liabilities and shareholders’ equity	$225,891	$313,942

Table IV HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	For the
	52 Weeks Ended	53 Weeks Ended
	February 1,	February 2,
	2026	2025
Operating Activities:
Net (loss) / income	$(26,967)	$(12,507)
Less: Loss from discontinued operations, net of taxes	(14,188)	(6,341)

Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	7,064	7,752
Deferred income tax expense	(8,790)	(4,006)
Tradename impairment	15,576	1,055
Noncash restricted stock and performance awards	887	950
Provision for doubtful accounts and sales allowances	(405)	2,672
Gain on life insurance policies	(1,335)	(1,213)
Loss / (gain) on disposal of assets	27	-
Changes in assets and liabilities:
Trade accounts receivable	8,105	(11,338)
Inventories	17,544	(13,205)
Income tax recoverable	491	2,492
Prepaid expenses and other assets	219	(486)
Trade accounts payable	(5,816)	4,766
Accrued salaries, wages, and benefits	(122)	(3,549)
Accrued income taxes	(7)	49
Customer deposits	(364)	(265)
Operating lease assets and liabilities	(479)	424
Other accrued expenses	(696)	(1,138)
Deferred compensation	(818)	(830)
Net cash provided by / (used in) operating activities	$18,302	$(22,036)

Investing Activities:
Proceeds from sale of discontinued operations	5,499	-
Purchases of property and equipment	(3,163)	(3,074)
Premiums paid on life insurance policies	(392)	(395)
Proceeds received on life insurance policies	-	936
Proceeds from sales of assets	28	3
Net cash provided by / (used in) investing activities	$1,972	$(2,530)

Financing Activities:
Proceeds from revolving credit facility	104,568	22,085
Payments for long-term loans	(123,078)	(22,900)
Cash dividends paid	(8,766)	(9,854)
Debt issuance cost	(118)	(480)
Net cash used in financing activities	$(27,394)	$(11,149)

Discontinued Operations
Cash provided by / (used in) operating activities	2,070	(980)
Cash used in investing activities	(133)	(169)
Cash provided / (used) by discontinued operations	$1,937	$(1,149)

Net decrease in cash and cash equivalents	(5,183)	(36,864)
Cash and cash equivalents - beginning of year	6,295	43,159
Cash and cash equivalents - end of year	$1,112	$6,295

Supplemental disclosure of cash flow information:
Cash paid for / (refund of) income taxes, net	$(445)	$(2,328)
Cash paid for interest, net	691	1,312

Non-cash transactions:
Increase in lease liabilities arising from changes in right-of-use assets	$55	$3,201
Increase in property and equipment through accrued purchases	441	167

Table V
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
NET SALES, GROSS PROFIT, AND OPERATING (LOSS) / INCOME BY SEGMENT
(In thousands)

	13 Weeks Ended		14 Weeks Ended		52 Weeks Ended		53 Weeks Ended
	February 1, 2026		February 2, 2025		February 1, 2026		February 2, 2025
		% Net		% Net		% Net		% Net
Net sales		Sales		Sales		Sales		Sales
Hooker Branded	$37,127	55.4%	$42,598	50.6%	$146,978	52.8%	$151,298	47.7%
Domestic Upholstery	23,390	34.9%	26,306	31.2%	111,177	40.0%	114,216	36.0%
All Other	6,466	9.7%	15,327	18.2%	19,984	7.2%	51,843	16.3%
Consolidated	$66,983	100%	$84,231	100%	$278,139	100%	$317,357	100%

Gross profit
Hooker Branded	$14,578	39.3%	$13,644	32.0%	$48,212	32.8%	$46,627	30.8%
Domestic Upholstery	3,767	16.1%	3,191	12.1%	20,361	18.3%	18,289	16.0%
All Other	1,752	27.1%	5,267	34.4%	4,922	24.6%	13,220	25.5%
Consolidated	$20,097	30.0%	$22,102	26.2%	$73,495	26.4%	$78,136	24.6%

Operating (loss) / income
Hooker Branded	$1,180	3.2%	$1,207	2.8%	$1,928	1.3%	$(433)	-0.3%
Domestic Upholstery	(1,168)	-5.0%	(2,499)	-9.5%	(16,897)	-15.2%	(5,374)	-4.7%
All Other	617	9.5%	1,020	6.7%	(1,495)	-7.5%	(3,698)	-7.1%
Consolidated	$629	0.9%	$(272)	-0.3%	$(16,464)	-5.9%	$(9,505)	-3.0%

Table VI
HOOKER FURNISHINGS CORPORATION AND SUBSIDIARIES
Order Backlog
(In thousands)
(Unaudited)

Reporting Segment	February 1, 2026	February 2, 2025

Hooker Branded	$16,490	$13,108
Domestic Upholstery	19,557	18,123
All Other	7,807	5,390

Consolidated	$43,854	$36,621